     As filed with the Securities and Exchange Commission on August 24, 1999
                                                      Registration No. 333-68327

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                               Amendment No. 5 to
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------

                        AMERICAN TECHNOLOGIES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                   Nevada                                        95-4307525
       (State or Other Jurisdiction of                        (I.R.S. Employer
       Incorporation or Organization)                        Identification No.)

                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (626) 357-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                        American Technologies Group, Inc.
                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (626) 357-5000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                                JOHN M. DAB, ESQ.
                                 General Counsel
                        American Technologies Group, Inc.
                           1017 South Mountain Avenue
                           Monrovia, California 91016
                                 (626) 357-5000
                            Telecopy: (626) 357-4464

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box.[ ]

                             CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                   Proposed        Proposed
                                                                   Maximum          Maximum
                                                                   Offering        Aggregate        Amount of
                                              Amount to be        Price per        Offering       Registration
  Title of Securities to be Registered         Registered         Share (1)        Price (1)           Fee
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value (2)          2,500,000 shares        $0.65         $ 1,625,000    $   451.75 (4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value (2)          4,616,000 shares        $0.36         $ 1,661,760    $   461.97 (5)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value (2)            440,000 shares        $0.58         $   255,200    $    70.95 (4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                700,000 shares        $0.51         $   357,000    $    99.25 (4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value (3)            527,500 shares        $0.75         $   395,625    $   109.99 (4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value (2)            620,000 shares        $0.50         $   310,000    $    86.18 (4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                 Total                      9,403,500 shares                      $ 4,604,585    $ 1,280.09 (6)
-----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).


(2) Includes shares of Common Stock owned by certain stock holders and shares issuable upon the conversion of various convertible debentures. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the Debentures will be converted. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends and anti-dilution provisions.


(3) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock.


(4)      This amount was previously paid.


(5) $250.20 of this amount was paid with the previous filings of this Registration Statement. An additional fee of $211.77 is paid herewith to cover an additioanl 2,116,000 shares of Common Stock.


(6) $1,068.32 of this amount was paid with the previous filings of this Registration Statement. An additional fee of $211.77 is paid herewith to cover an additional 2,116,000 shares of Common Stock.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                        9,403,500 SHARES OF COMMON STOCK

                        AMERICAN TECHNOLOGIES GROUP INC.


         The 9,403,500 shares of common stock being offered by this prospectus are being offered by certain selling securityholders. See "Selling Securityholders" on page 17.


         The selling securityholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions as described under the "Plan of Distribution" on page 22. We will not receive any of the proceeds.


         Our common stock is quoted on the OTC Bulletin Board under the symbol "ATEG." On August 19, 1999, the closing sale price of the common stock on the OTC Bulletin Board was $0.29.



         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                The date of this prospectus is August 24, 1999.

                                TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
ABOUT AMERICAN TECHNOLOGIES ..........................................................................     4

     Business Summary ................................................................................     4

     Current Financing ...............................................................................     6

     Recent Financing ................................................................................     8

     Proposed Merger with Commodore Separation Technologies Inc ......................................     9

     Resignation of Chief Operating Officer/
         Chief Financial Officer .....................................................................     9

RISK FACTORS .........................................................................................     10

Financial Risk Factors ...............................................................................     10

     We have a History of Financial Losses Which Will Continue Through
         the End of the Current Fiscal Year ..........................................................     10

     We have Experienced Substantial Difficulty Generating Sufficient Working
         Capital .....................................................................................     10

     Our Sales of Securities Convertible into Common Stock at a Discount to the Market Price
         May Cause the Market Value of Our Common Stock to Drop ......................................     11

     Lack of Listing on a Major Exchange May Make It Difficult for Investors to Dispose of
         Our Common Stock ............................................................................     11

     We May become a Penny Stock Resulting in Reduced Willingness of Broker-Dealers to Trade Our
         Common Stock ................................................................................     12

Business Risk Factors ................................................................................     12

     We May Not Find Customers for Our Products ......................................................     12

     The Scientific Community May Not Provide Sufficient
         Validation of Our Products to Encourage Sales ...............................................     13

     There May Be Unforeseen Regulatory Requirements which
         Impede the Marketing and Sale of Our Products ...............................................     13


                                       2


     We May Not Be Able to Obtain the Patents or Trademarks
         Needed to Protect the Value of Our Technologies .............................................     14

WHERE YOU CAN FIND MORE INFORMATION ..................................................................     15

FORWARD-LOOKING STATEMENTS ...........................................................................     16

USE OF PROCEEDS FROM SALE OF COMMON STOCK ............................................................     16

USE OF PROCEEDS FROM SALE OF DEBENTURES ..............................................................     17

USE OF PROCEEDS FROM EXERCISE OF WARRANTS ............................................................     17

SELLING SECURITYHOLDERS ..............................................................................     17

PLAN OF DISTRIBUTION .................................................................................     22

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES .......................................................     23

EXPERTS ..............................................................................................     23

LEGAL MATTERS ........................................................................................     23

                           ABOUT AMERICAN TECHNOLOGIES

Business Summary

         American Technologies develops and sells products based upon on our patented and proprietary technologies. The goal of our efforts is to develop products that have a positive impact on the environment. Our address and telephone number are: 1017 South Mountain Avenue, Monrovia, California 91016,
(626) 357-5000.

         We concentrate on technology discovery and development efforts in three areas:

         -    IE-TM- Technology

         -    Water Purification

         -    Particle Beams

         Our IE Technology refers to a proprietary process which produces water solutions containing water clusters that are stable at room temperature. The clusters are groups of water molecules configured in such a way so as to produce relatively large plus/minus polarity. We believe this polarity is what gives the clusters their catalytic properties. We can produce different kinds of water solutions for different applications.

         Tests indicate that these water clusters improve the performance of various chemical, physical and biological processes, including combustion enhancement, descaling, enzyme processes and de-coking. For example, in internal combustion engines the clusters attract hydrocarbons and oxygen resulting in a more complete burning of the fuel. This results in improved efficiency and reduced carbon deposits in the combustion chamber.

         In certain biological applications related to enzyme production, the clusters have been shown to significantly improve enzyme yield or rate of enzyme production. In one instance enzyme cultures utilizing IE Technology water solutions required 97 fewer hours to achieve the same growth level as comparable cultures utilizing distilled water. Not all tests have achieved such results. Substantial additional testing remains to be conducted to determine the effects of IE Technology on different enzymes and if the use of IE Technology in enzyme production on a commercial scale is viable. The increased enzyme production rate that may be achieved utilizing IE Technology water solutions may result in cost savings to the enzyme production industry.

         Independent researchers observe these water clusters by different standard research tools including:

         -    Laser autocorrelation

         -    Electron microscope

         -    Atomic force microscope

         -    UV spectroscopy

         American Technologies sells these water solutions for use in several product lines including household cleaning products. We also use them in our combustion enhancers.

         During the fiscal year ended July 31, 1998, revenue from the sale of these water solutions for use in products manufactured by others was approximately $117,000 and revenue from the sale of The Force-Registered Trademark- combustion enhancer was $591,000. During the same period, American Technologies had incurred net losses of approximately $9.64 million.

         Kinetics Technology International Corporation has conducted field tests on the use of IE Technology as a coke formation suppresser. Kinetics Technology has funded the testing and, if the testing is successful, will have financial responsibility for commercialization of the final product. The initial test program implemented by Kinetics Technology had favorable results. Kinetics Technology is now developing a marketing strategy for the use of our IE Technology in various coking applications.

         In the water purification area, our low pressure vacuum distillation system is undergoing tooling design for a home use version for introduction to the marketplace in late 1999. Our vacuum distiller utilizes a proprietary method to provide the advantages of vacuum distillers without the need for expensive and noisy vacuum pumps.

         Under our agreement with Sunpentown, Ltd. for the tooling design and manufacturing of the distiller, they are responsible for all design costs and the cost of producing the tooling. Our marketing plan for the distiller involves establishing relationships with distributors experienced in this type of product. We do not anticipate incurring significant marketing costs for this product.

         The third technology is the particle beam project which produces a beam of heavy particles. As a beam of particles, it functions in much the same way as the common laser. The important difference is that it is composed of heavy particles rather than light.

         The development of the particle beam has been conducted through an American Technologies sponsored research program with the California Institute of Technology. The development of this technology is likely to require a minimum of three to five years and expenditure of substantial sums of money, likely to be in excess of $10,000,000, on research and development. We submitted a proposal to the Department of Energy for a $5,000,000 joint venture grant to produce a small pilot plant based on the current prototype located at CalTech. The proposal describes the potential of our particle beam to turn harmful nuclear waste into harmless components. The DOE has reviewed the proposal and discussions are underway regarding funding of the project. The particle beam project has been on hold pending receipt of significant funding to continue its development

         Dr. Lo, our Director of Research and Development, has developed certain particle beam theories. According to these theories, the proposed particle beam may be able to break down molecules or even atoms and their nuclei, or be used for rock drilling, medical surgery or precision cutting of metals without distortion or excessive heat. No evidence exists to substantiate these potential applications.

Current Financing


         Gaines P. Campbell, Jr., who has purchased an aggregate of $1,700,000 of convertible debentures in the past 8 months, has agreed to purchase an additional $500,000 principal amount of Secured Convertible Debenture upon the effective date of this registration statement. The debentures purchased by Mr. Campbell have various terms as set forth on the following table.


       Principal Amount            Interest              Conversion                       Redemption
         of Debenture                Rate                   Rate                             Right
         ------------                ----                   ----                             -----
           $250,000                   3%                    $0.58                            None

           $300,000                   3%                    $0.50                            None

           $150,000                   3%                    $0.50                            None

          $1,000,000                 8.5%                $0.30 as to                  As to $400,000, at
                                                          $600,000;                  the Company's option
                                                         $0.25 as to                 prior to 12/31/99 at
                                                        $400,000, if                   135% of principal
                                                        not redeemed                  amount; if redeemed
                                                                                         on such date,
                                                                                       effective annual
                                                                                       interest rate of
                                                                                       approximately 70%

           $500,000               Prime +1/2%                $0.25                     At Company's option
           upon the                                                                  prior to 12/31/99 at
          date hereof                                                                  135% of principal
                                                                                      amount; if redeemed
                                                                                         on such date,
                                                                                       effective annual
                                                                                       interest rate of
                                                                                       approximately 90%


         In July, 1999 we entered into an Underwriting Agreement with First Liberty Securities, Ltd. for the firm commitment underwriting of 1,000,000 units at $4.00 per unit with each unit consisting of one Class A Convertible Revenue Sharing Bond and 1 warrant to purchase a share of common stock at $10.00. The bonds mature on the earlier of receipt of $20.00 in disbursements or December 31, 2009. Revenue disbursement are to be paid to the bond holders at the rate of 2.5% of our gross sales revenue. At maturity, the bonds are redeemable at our option for $4.00 per bond or 1 share of common stock for 5 bonds. During the first year after issuance, each bond is also convertible into common stock on a
0.80 for 1 basis or four bonds for 5 shares of common stock. However, once the bond holders have received $4.00 in revenue disbursements per bond, the bonds are no longer convertible. Sale of the units are anticipated to be made outside of the United States under Regulation S and to start in September, 1999.

         On April 12, 1999, we received a letter of intent for a firm commitment offering of $10,000,000 of American Technologies' preferred stock to be underwritten by Security Capital Trading Inc. The preferred stock will be offered at $10.00 per share and carry a $10.00 per share liquidation preference. The preferred stock will be convertible into common stock at between approximately 120% to 130% of the closing bid price of the common stock immediately prior to sale of the preferred stock. In addition, holders of the preferred stock will receive a cumulative cash dividend at the rate of 10% per annum, payable semi-annually.


         The preferred stock will be purchased by Security Capital at a 10% discount to the public offering price. Security Capital will receive a non-accountable expense allowance equal to 3% of the gross proceeds of the offering plus five year warrants to purchase that number of shares of preferred stock equal to 10% of the number of shares of preferred stock sold in the offering. The exercise price of the warrants is 120% of the offering price of the preferred stock. The appropriate integration of this financing opportunity with the financing through First Liberty Securities has not yet been evaluated by management or the Board of Directors.

Recent Financing


         From October, 1998, through July, 1999, we sold to 8 investors $2,750,000 principal amount of debentures in a private placement. In connection with the sale of $1,050,000 principal amount of the debentures we are obligated to register with the SEC on Form S-3 within 90 days the shares of common stock issuable on conversion of the debentures and exercise of the warrants issued with the debentures. The holders of $875,000 in principal amount of debentures are not eligible to have their shares of common stock included in a registration statement on Form S-3. If the registration statement is not declared effective by the SEC within this 90 day period, we must pay liquidated damages to certain of the investors. For the first 30 days we are late the damages are 2% of the principal amount invested. Starting 120 days after the purchase of the debentures the damages are 3% per month. Through August 16, 1999, we have incurred approximately $164,550 in liquidated damages.

Proposed Merger with Commodore Separation Technologies Inc.

         In February, 1999, we signed a letter of intent which effectuates our acquisition of Commodore Separation Technologies, although the transaction is structured as a merger. Commodore Separation Technologies is commercializing a proprietary separation technology and recovery system known as SLiM-TM-. SLiM stands for Supported Liquid Membrane. SLiM can selectively remove from water valuable substances for reuse or toxic materials for safe disposal.

         Negotiations on the terms of the definitive acquisition agreement have been temporarily deferred while we attempted to secure operating capital on acceptable terms. As a result of the delay in finalizing the definitive agreement, there can be no absolute assurance that a final agreement can be reached with Commodore Separation Technologies along terms previously negotiated. Under the most recent draft of the agreement, Commodore Separation Technologies will merge into a newly formed subsidiary of American Technologies. Our existing shareholders will retain ownership of approximately 80.1 percent of American Technologies and the shareholders of Commodore Separation Technologies will own approximately 19.9 percent of American Technologies. American Technologies will own 100% of the common stock of the new subsidiary and the Commodore Separation Technologies shareholders will own preferred stock of the subsidiary entitling them to receive 38% of the net profits, after taxes, of the existing business of Commodore Separation Technologies.

         One of the conditions to the completion of the transaction is our receipt of $10 million from the sale of securities. See "Current Financing" above for additional information on American Technologies' current financing activities.

Resignation of Chief Operating Officer/Chief Financial Officer

         Harold Rapp, who has served as our Chief Operating Officer and Chief Financial officer since 1997 has resigned to pursue other opportunities. Yan Lin, our controller, has been appointed as Acting Chief Financial Officer while a search is made for a permanent Chief Financial Officer. We will not appoint a new Chief Operating Officer and the duties of that position will be shared by the existing executives.

                                  RISK FACTORS


         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are the only material risks facing us of which we are currently aware. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.


         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Financial Risk Factors

WE HAVE A HISTORY OF FINANCIAL LOSSES WHICH WILL CONTINUE THROUGH THE END OF THE CURRENT FISCAL YEAR

         We have operated at a loss throughout our history. Net losses for the nine months ended April 30, 1999 were approximately 6.22 million and for the fiscal year ended July 31, 1998 were approximately $9.44 million. Net losses for the fiscal year ended July 31, 1997 were approximately $9.64 million. At July 31, 1998 we had an accumulated deficit of $36.56 million.

         We anticipate that with the disposal of our publishing and mining operations and other expense reductions that our cash to be used in operating activities will be less for the year ending July 31, 1999 compared to the prior year. However, the amount of net losses and the time required to reach profitability are uncertain. There can be no assurance that we will ever be able to generate sufficient revenue from our products now ready for market or from those under development to achieve profitability on a sustained basis. See the Management's Discussion and Analysis section of Amendment No. 2 to our Form 10-KSB/A.

WE HAVE EXPERIENCED SUBSTANTIAL DIFFICULTY GENERATING SUFFICIENT WORKING CAPITAL

         American Technologies has been experiencing difficulty in maintaining sufficient working capital needed to insure stability and continued existence. Only a small portion of the capital expended to date has come from actual revenue generation, and we find it increasingly difficult to raise investment capital. We are at a critical juncture in our history. It is absolutely essential to begin to generate significant revenues in order to maintain our existence. While plans are in place and being executed directed at accomplishing this end, there can be no guarantee that these plans will prove to be successful.

         Our current cash monthly operating expenses are approximately $250,000. We believe our current cash reserves plus the $500,000 due upon the effectiveness of the registration statement of which this prospectus forms a part, along with anticipated minimum projected revenues of $2,000,000 for fiscal 2000, will be sufficient for the Company to operate in the normal course for the next 12 months. However, if revenues are less than projected, the Company's ability to continue operations will be dependent upon additional financing activities including the sale of the Revenue Bonds by First Liberty, of which there can be no assurance.

         Our auditors' report on our financial statements for the fiscal year ending July 31, 1998 contains an explanatory paragraph indicating that there were operating losses which raised substantial doubt about the ability of American Technologies to continue as a going concern. This going concern qualification may adversely affect our perception by prospective customers and suppliers.

OUR SALES OF SECURITIES CONVERTIBLE INTO COMMON STOCK AT A DISCOUNT TO THE MARKET PRICE MAY CAUSE THE MARKET VALUE OF OUR COMMON STOCK TO DROP

         As a result of our poor financial condition, several times over the past few years we have sold securities that are convertible into our common stock at a discount to the market price for the common stock. This has resulted in the issuance of a significant amount of additional shares of common stock at prices below market. It is possible that this method of financing operations has contributed to the decline in the market price of the common stock. If we need to obtain financing in the future in the same manner, this may again have an adverse affect on the market price for our common stock.

LACK OF LISTING ON A MAJOR EXCHANGE MAY MAKE IT DIFFICULT FOR INVESTORS TO DISPOSE OF OUR COMMON STOCK

         Our common stock is quoted on the OTC Bulletin Board system. The OTC Bulletin Board generally supports quotations for companies that do not meet the NASDAQ SmallCap Market listing requirements. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations of our common stock than they would if the stock were quoted on the SmallCap Market. In addition, quotation on the bulletin board depends on the willingness of broker-dealers to make a market in our common stock. There can be no assurance that the stock will continue to be quoted on the bulletin board or that there will continue to be a market for the buying and selling of our common stock.


         There are currently 15 firms making a market in our common stock. The firms are:


M. H. Meyerson & Co., Inc.                         Knight Securities, L.P.
Wm. V. Frankel & Co., Incorporated                 Sharpe Capital, Inc.
Speer, Leeds & Kellogg Capital Markets             Olsen Payne & Company
Hill Thompson Magid & Co. Inc.                     Wien Securities Corp.
Herzog, Heine, Geduld, Inc.                        Wilson-Davis & Co., Inc.
First Level Capital Inc.                           Mayer & Schweitzer, Inc.
North American Institutional Brokers               GVR Company
USCC Trading, a Division of Fleet Securities


WE MAY BECOME A PENNY STOCK RESULTING IN REDUCED WILLINGNESS OF BROKER-DEALERS TO TRADE OUR COMMON STOCK

         If our net tangible assets fall below $2 million at July 31, 1999 or if we otherwise fail to meet certain criteria of the Commission, the common stock becomes subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. These rules may discourage the ability or willingness of broker-dealers to sell and/or make a market in our common stock.


Business Risk Factors

         As American Technologies is engaged in the development and marketing of products based on new technologies, there are significant risks associated with its potential success.

WE MAY NOT FIND CUSTOMERS FOR OUR PRODUCTS

         None of our current products enjoy widespread distribution or customer acceptance. While we do have a number of products that are past the development stage, we have yet to establish major, stable markets for them. Although we believe we have the expertise to commercialize these products, any or all of our products may fail to prove to have widespread customer appeal. Various marketing strategies and alliances are now in place. Current significant distributors include Hungarofek and Market One. Kinetics Technology is developing a marketing strategy for the use of our IE Technology in various coking applications.

THE SCIENTIFIC COMMUNITY MAY NOT PROVIDE SUFFICIENT VALIDATION OF OUR PRODUCTS TO ENCOURAGE SALES

         Our technologies have not received broad acceptance by the general scientific community. To a great extent, scientific validation of our technologies is essential to acceptance of the products by the marketplace. Historically, the scientific community has been resistant to new ideas and technologies, and, although we believe that we have been successful in establishing working relationships with many scientists at prestigious academic institutions, there is no guarantee that this will lead to acceptance of our technologies by the scientific community as a whole. Failure to achieve such acceptance could be materially detrimental to our efforts to establish markets for our products.

THERE MAY BE UNFORESEEN REGULATORY REQUIREMENTS WHICH IMPEDE THE MARKETING AND SALE OF OUR PRODUCTS

         Most of our current products are being sold directly to the consumer in markets that are not generally regulated by government agencies. In the case of consumer products for enhancing engine performance, such as The Force or the F420 fuel additive, registration of these products with CARB (California Air Resources Board) and EPA (Environmental Protection Agency) is required and has been done.

         Since the F420 additive's chemical contents fall within the restrictions of the EPA regulations, there are no known impediments to maintaining this registration. We have also registered The Force airborne combustion enhancer as an add-on device with CARB. There is no known reason why CARB would withdraw that registration.

         In the case of bulk fuel additives, there are strong industry regulations. Extensive testing is required to meet these industry regulations prior to sale of the additive and there is no guarantee that our bulk additive products can meet all of these industry regulations.

WE MAY NOT BE ABLE TO OBTAIN THE PATENTS OR TRADEMARKS NEEDED TO PROTECT THE VALUE OF OUR TECHNOLOGIES

         Our success will depend, in part, on whether we can obtain patent and trademark protection for our technologies and products. We cannot guarantee that we will be able to secure these protections. If we fail to do so, there is no guarantee that our technologies will not be subject to copying by other entities. This would result in a level of competition which could well prevent us from being successful. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties to protect our trade secrets and unpatented know-how, other third parties may still be able to obtain such information.

         We have applied for a number of patents on our particle beam, vacuum distiller and IE technologies. Some have been approved. The status is as follows:

       - Particle Beam Approved Patents

         We are maintaining 7 granted U.S. patents and 9 foreign patents issued on particle beam technology. Additionally, there are 3 U.S. and 6 foreign patent applications pending.

       - IE Technology

         We have been granted 1 U.S. patent on the IE Technology and 7 U.S. patent applications are in various stages of prosecution. Foreign patent applications to protect this technology are also in progress.

       - Vacuum Distiller

         There are 3 U.S. patent applications pending on the vacuum distiller technology. Foreign applications to protect the technology are also in process. No patents have been granted yet.

         All of our products currently offered for sale are protected by patents in the U.S. The group of patent applications currently in process have sufficient overlap to offer protection to our current commercial applications. We file applications with the U.S. Patent and Trademark Office once we perceive a new significant commercial application, and prior to public disclosure of the technology.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.ateg.com or at the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-6827).


         The following documents are hereby incorporated by reference in this Registration Statement:

-  Annual Report on Form 10-KSB for the year ended July 31, 1998.

- Amendment Number 1 to our Annual Report on Form 10-KSB/A for the year ended July 31, 1998.

- Amendment Number 2 to our Annual Report on Form 10-KSB/A for the year ended July 31, 1998.

- Amendment Number 3 to our Annual Report on Form 10-KSB/A for the year ended July 31, 1998.

- Amendment Number 4 to our Annual Report on Form 10-KSB/A for the year ended July 31, 1998.

-  Quarterly Report on Form 10-QSB for the three months ended October 31, 1998.

- Amendment Number 1 to our Quarterly Report on Form 10-QSB/A for the three months ended October 31, 1998.

-  Quarterly Report on Form 10-QSB for the three months ended January 31, 1999.

-  Quarterly Report on Form 10-QSB for the three months ended April 30, 1999.

- Amendment Number 1 to our Quarterly Report on Form 10-QSB/A for the three months ended April 30, 1999.

-  Current Report of Form 8-K dated January 5, 1999.

- The section of our Registration Statement on Form 10, filed on January 24, 1994, entitled "Description of Securities," as amended by Amendment Nos. 1, 2, 3 and 4.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Corporate Secretary
         American Technologies Group, Inc.
         1017 South Mountain Avenue
         Monrovia, California 91016
         (626) 357-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK

         American Technologies will not receive any of the proceeds from the sale of the shares of common stock by the selling securityholders.

                     USE OF PROCEEDS FROM SALE OF DEBENTURES

         We have received $2,750,000 from the sale of the debentures sold since October, 1998.

         We have used and will continue to use the net proceeds from the sale of the debentures for working capital and the payment of existing liabilities.

                    USE OF PROCEEDS FROM EXERCISE OF WARRANTS

         If all of the warrants for which the underlying shares of common stock are included in this prospectus are exercised, we will receive $376,875. We intend to use these funds for working capital and the payment of existing liabilities.


                             SELLING SECURITYHOLDERS

Selling Securityholders

         The following table identifies certain selling security-holders along with the principal amount of debentures and the number of warrants they own.


                                         PRINCIPAL
                                         AMOUNT OF                  NUMBER OF
      NAME                               DEBENTURES                 WARRANTS
      ----                               ----------                 --------
Britannia Associates Limited             $  375,000                   37,500

JRT Holdings                             $   25,000                    2,500

Target Growth Fund Ltd.                  $  250,000                   25,000

Intermediazioni                          $   50,000                    5,000
Internazionali S.A.

Spiga Limited                            $  100,000                   62,500

Gaines P. Campbell, Jr.                  $1,550,000                  355,000

James Hennen                             $   75,000                    7,500

Michael David Fort                       $   75,000                    7,500

         In addition to the above selling debenture holders, the following stockholders are offering the number of shares adjacent to their names:



                 NAME                                    NUMBER OF SHARES
                 ----                                    ----------------
     MacCaughern Trade Development                              500,000

           Boru Enterprises                                     200,000

        William R. Rogers, Jr.                                  600,000

             George Garcy                                        50,000

       Comtrad Industries, Inc.                                 489,738

National Financial Communications Corp.                         100,000

              Steve Illes                                       500,000


Conversion of Debentures

         The above identified selling debenture holders may convert or exchange their debentures for shares of our common stock by giving written notice to us. $800,000 of the debentures are convertible at a variable conversion price depending upon the market price for our common stock on the date of conversion. There is a maximum conversion price of $0.62 but no minimum conversion price. $250,000 of debentures have a fixed conversion price of $0.58, $450,000 of debentures have a fixed conversion price of $0.50, $600,000 of debentures have a fixed conversion price of $0.30 and $400,000 of debentures have a fixed conversion price of $0.25.

Variable Conversion Price

         The variable conversion price is the lesser of

         -  $0.62; or

         - 75% of the average closing bid price for the common stock during the five trading days ending one day prior to conversion of the debenture.

Estimate of Shares Issuable Upon Conversion

         If the $800,000 principal amount of debentures with the variable conversion price were converted on August 17, 1999, the variable conversion price would be approximately $0.22 and the total number of shares of common stock issued would be 3,636,364. This does not include any shares of common stock issued as interest due on the debentures. $800,000 in principal amount of the debentures bear interest at 6% per annum, $700,000 in principal amount of the debentures bear interest at 3% per annum and $1,000,000 in principal amount of the debentures bear interest at 8.5%.


         The following table contains the names of the selling securityholders, the number of shares of common stock owned beneficially by each of the selling securityholders as of August 17, 1999, and the number of shares which may be offered for resale under this prospectus. For the purpose of stating the number of shares of common stock beneficially owned by the selling securityholders in the following table, the number of shares of common stock calculated to be issuable in connection with the conversion of the debentures assumes the debentures were converted on August 17, 1999. This calculation results in an estimate of the number of shares of common stock issuable upon conversion of the debentures.

         The information included in the following table is based upon information provided by the selling securityholders. Because the selling securityholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling securityholders after the offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.


                                                 SHARES OF                                             SHARES OF
                                                COMMON STOCK                                          COMMON STOCK
                                                BENEFICIALLY                   SHARES OF              BENEFICIALLY
       NAME AND                                OWNED PRIOR TO                COMMON STOCK             OWNED AFTER
       ADDRESS                                 OFFERING (1)(2)               BEING OFFERED            OFFERING (3)
       -------                                 ---------------               -------------            ------------
Britannia Associates                             1,742,046                     1,742,046                    0
Third Floor, Omar Hodge Bldg.
Wickhams Cay, #2
Road Town, Tortola, BVI

JRT Holdings                                       116,136                       116,136                    0
c/o Astor Capital
9300 Wilshire Blvd., Suite 308
Beverly Hills, CA  90212

Target Growth Fund Ltd.                          1,161,364                     1,161,364                    0
c/o Bermuda Commercial Bank Bldg.
44 Church Street
Hamilton HM12 Bermuda

Intermediazioni                                    232,273                       232,273                    0
Internazionali S.A.
Pasea Estate, Road Town
Tortola BVI


------------------------
Footnotes on page 21.


                                                 SHARES OF                                             SHARES OF
                                                COMMON STOCK                                          COMMON STOCK
                                                BENEFICIALLY                   SHARES OF              BENEFICIALLY
       NAME AND                                OWNED PRIOR TO                COMMON STOCK             OWNED AFTER
       ADDRESS                                 OFFERING (1)(2)               BEING OFFERED            OFFERING (3)
       -------                                 ---------------               -------------            ------------
Spiga Ltd.                                           460,796                     460,796                    0
Skelton Building
Road Town, Tortola BVI

Gaines P. Campbell, Jr.                            3,061,034                   3,031,034                   25,000
1341 Birmingham Highway
Chattanooga, TN  37419

MacCaughern Trade Development                        500,000                     500,000                    0
5263 Heather Lane
Park City, Utah  84098

Boru Enterprises                                     300,000                     200,000                 100,000
62 S.E. 6th Avenue
Delray Beach, FL  33483

James Hennen                                         158,500                     158,500                   1,000
2 Woodhill
Lookout Mountain, TN  37350

Michael David Fort                                   157,500                     157,500                    0
Route #1, Box 792
Twisp, Washington  98856

William R. Rogers, Jr.                               655,000                     600,000                  55,000
140 Broadway 46th Floor
New York, New York  10005

George Garcy                                          50,000                      50,000                    0
9025 Wilshire Blvd.
Penthouse 500
Beverly Hills, CA  90211

Steve Illes                                          540,000                     500,000                 400,000
28122 San Lucas
Mission Viejo, CA  92692

Comtrad Industries, Inc.                             489,738                     489,738                    0
2820 Waterford Lake Drive
Midlothian, Virginia  23112

National Financial                                   100,000                     100,000                    0
Communications Corp.
1040 Great Plain Avenue
NEEDHAM, MASSACHUSETTS 02492
Footnotes on next page.

Footnotes from preceding pages.

(1) Each of the parties listed has sole voting and investment power for all of the shares of common stock indicated.

(2) As required by the regulations of the SEC, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after August 17, 1999. The actual number of shares shown is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which we cannot predict such as the market price of the common stock on the actual date of conversion of the debentures.

(3) Assumes the sale of all shares offered.


Registration Rights

         The subscription agreements for the sale of the debentures held by the selling shareholders require us to register with the SEC the public offering of the shares of common stock issuable on conversion of the debentures and exercise of the warrants. We are also obligated to register and qualify the shares under such state securities laws as the selling securityholders may request.

         We are obligated to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective for two years or until the selling securityholders may sell all registerable securities under Rule 144 or until the debenture holders no longer own any shares, whichever occurs first.


         The subscription agreements for $800,000 principal amount of debentures provide for liquidated damages to the debenture holders if we are unable to have the registration statement declared effective by the SEC within 90 days from the date of sale of the debentures. The amount due in liquidated damages is approximately $164,550 payable in cash or common stock valued at the lower of current market value or $0.62.


         In connection with our private placement of $2,750,000 principal amount of debentures, we issued warrants to purchase 475,000 shares of Common Stock to the debenture holders and warrants to purchase 52,500 shares of common stock to Spiga Ltd., our selling agent, at $0.75, all for a period of 5 years. Spiga also purchased $100,000 principal amount of debentures. Only warrants to purchase 502,500 shares of common stock are included in this prospectus.

                              PLAN OF DISTRIBUTION

         The selling securityholders may offer the shares of common stock received upon conversion of the debentures or exercise of the warrants at various times in transactions:

         - in the over-the-counter market;

         - on any exchange where our common stock is then listed;

         - with broker-dealers or third parties other than in the over-the-counter market or on an exchange, including block sales; or

         - involving a combination of such methods or other methods.

         The selling securityholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices or at a combination of such prices.

         The selling securityholders may use dealers, agents or underwriters to sell their shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling securityholders or from the purchasers of shares or from both. The compensation to a particular broker may be in excess of customary compensation.

         The selling securityholders and any dealers, agents or underwriters that participate with the selling securityholders in the distribution of the shares may be deemed to be "underwriters" as this term is defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares of our common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.


         We will pay most expenses related to the offer and sale of the shares offered by the selling securityholders using this prospectus. The selling securityholders, however, will pay any underwriting discounts and selling commissions and the fees of their own attorneys.

         Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under that Rule rather than under this prospectus.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Amended Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law.

         In addition, American Technologies and each selling securityholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     EXPERTS

Our audited financial statements as of and for the years ended July 31, 1998 and 1997 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.


                                  LEGAL MATTERS

         For the purpose of this offering, John M. Dab, our General Counsel, is giving his opinion on the validity of the shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


SEC Registration Fee                                    $ 1,280.09
Accountant's Fees and Expenses                          $ 7,500.00
Financial Printers                                      $ 5,000.00
Miscellaneous                                           $   500.00

                                                        ----------
Total                                                   $14,280.09
                                                        ----------
                                                        ----------

-------------
* Represents expenses relating to the distribution by the selling securityholders under this prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by us on behalf of the selling securityholders. All amounts are estimates except for the SEC Registration Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 78.751 of the Nevada General Corporation Law,
Article VI of our Amended Bylaws provides for the indemnification by American Technologies, including suits brought by or on behalf of American Technologies, of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada law.

         As permitted by the Nevada General Corporation Law and Article VI of our Amended Bylaws, maintains director's and officer's liability for its directors and officers against certain liabilities.

ITEM 16.  EXHIBITS.



Exhibit
Numbers      Description
-------      -----------
 4.1         Form of 6% Convertible Debenture issued to certain Selling
             Securityholders.(1)

 4.2         Form of Warrant issued to certain Selling Securityholders.(1)

 4.3         Form of 3% Convertible Debenture issued to a Selling
             Securityholder.(2)



                                      24



 4.4         Form of Secured Convertible Debenture issued to a Selling
             Securityholder.(3)

 4.5         Form Secured Redeemable Convertible Debenture issued to a Selling
             Securityholder.(3)

 4.6         Subscription Agreement dated July 22, 1999 by and between the
             Company and Gaines P. Campbell, Jr.

 4.7         Letter of Intent dated April 12, 1999, between the Company and
             Security Capital Trading Inc.

 4.8         Distribution Agreement dated December 17, 1998 by and between the Company and Hungarofek.

 5.1         Opinion of John M. Dab.(4)

23.1         Consent of John M. Dab (included in Exhibit 5.1).

23.2         Consent of Arthur Andersen LLP.(4)

24.1         Power of Attorney(1)


------------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 3, 1998.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 10, 1999.

(3) Previously filed as an exhibit to Amendment No. 4 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 22, 1999.

(4)      To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Nevada Revised Statutes, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and it officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 23rd day of August, 1999.

                                        AMERICAN TECHNOLOGIES GROUP, INC.

                                        By:/s/ Lawrence J. Brady
                                           ---------------------
                                           Lawrence J. Brady
                                           Chairman of the Board and
                                           Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.


    Signature                  Title                        Date
    ---------                  -----                        ----

/s/ Lawrence J. Brady   Chairman of the Board,         August 23, 1999
---------------------   Chief Executive Officer
LAWRENCE J. BRADY


/s/ Yan Lin             Chief Financial Officer        August 23, 1999
-----------             Treasurer (Principal
YAN LIN                 Financial and Accounting
                        Officer)


                        Director of Research and       August 23, 1999
----------------        Development and a Director
SHUI YIN LO


/s/ Charles Mccarthy    Director                       August 23, 1999
--------------------
CHARLES MC CARTHY


/s/ William Odom*       Director                       August 23, 1999
-----------------
WILLIAM ODOM


/s/ Larry Pressler      Director                       August 23, 1999
------------------
LARRY PRESSLER


/s/ Alan Brooks         Director                       August 23, 1999
---------------
ALAN BROOKS



*By:/s/ Lawrence J. Brady
    ---------------------
    LAWRENCE J. BRADY
    Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit
Numbers      Description
-------      -----------
 4.1         Form of 6% Convertible Debenture issued to the Selling
             Securityholders.(1)

 4.2         Form of Warrant issued to the Selling Securityholders.(1)

 4.3         Form of 3% Convertible Debenture issued to a Selling
             Securityholders.(2)

 4.4         Secured Convertible Debenture issued to a Selling
             Securityholder.(3)

 4.5         Form of Secured Redeemable Convertible Debenture issued to a
             Selling Securityholder.(3)

 4.6         Subscription Agreement dated July 22, 1999 by and between the
             Company and Gaines P. Campbell, Jr.

 4.7         Letter of Intent dated April 12, 1999, between the Company and
             Security Capital Trading Inc.

 4.8         Distribution Agreement dated December 17, 1998 by and between the
             Company and Hungarofek.

 5.1         Opinion of John M. Dab.(4)

23.1         Consent of John M. Dab (included in Exhibit 5.1).

23.2         Consent of Arthur Andersen LLP.(4)

24.1         Power of Attorney(1)

--------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 3, 1998.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 10, 1999.

(3) Previously filed as an exhibit to Amendment No. 4 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 22, 1999.

(4)      To be filed by amendment.